                                                                     Exhibit 8.1

                                 (212) 701-3000

                                                                __________, 2007

Validus Holdings, Ltd.
19 Par-La-Ville Road
Hamilton HM 11, Bermuda

Ladies and Gentlemen:

          In connection with the Registration Statement on Form S-1 (the "Registration Statement") you have requested our opinion as to certain U.S. federal income tax matters. Our opinion is set forth in the Registration Statement under the heading "Certain Tax Considerations--U.S. Taxation."

          We hereby consent to the filing of this letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "Certain Tax Considerations--U.S. Taxation" in the Registration Statement.


                                        Very truly yours,